Exhibit 99.1

SEALY CORPORATION

Press Release — 4Q Fiscal 2009 Results

January 13, 2010

Version FINAL

News Release

Sealy Corporation Reports Fourth Quarter Fiscal 2009 Results

—Net Sales Increase 2%—

—Gross Margin Expands 331 Basis Points—

—Operating Income Grows $43.6 million—

—Adjusted EBITDA Increases 75%—

TRINITY, N.C., January 13, 2010 — Sealy Corporation (NYSE: ZZ), the bedding industry’s largest global manufacturer, today announced results for its fourth quarter and full fiscal year 2009.

Net sales for the fourth fiscal quarter were $332.1 million an increase of 1.9% compared to the same prior year period, based principally upon U.S. wholesale bedding sales growth of 7.3%.

Gross margin increased 331 basis points to 39.5% from the prior year quarter, driven by a 371 basis point gain in the Company’s U.S. market.

Income from operations for the fourth fiscal quarter increased $43.6 million to $19.6 million compared to the same period in the prior year.

Earnings per share (EPS) in the fourth quarter 2009 were $0.02 per diluted share, compared to a loss of $0.45 per diluted share in the prior year quarter.  The corresponding share counts for 2009 fourth quarter EPS and 2008 fourth quarter EPS were 278.4 million and 91.8 million, respectively.

Adjusted EBITDA for the fourth fiscal quarter increased to $37.0 million from $21.1 million, while Adjusted EBITDA margin increased 465 basis points to 11.1% compared to the same prior year period.

“We are pleased with the results produced by our intense focus on the aspects of our business that we can control, which are clearly represented by the year-over-year improvements in the results that we are reporting today.  Our

Q4 2009 sales results represent our first year-over-year increase since Q4 2007. Our successful roll-out of the new Stearns & Foster line reinforced our commitment to developing innovative products and was an important driver in our profitable market share gains and in strengthening our partnerships with our retailers and suppliers. Our relentless focus on permanently reducing our cost structure has aligned our operations with current market conditions and our increased cash flow has provided greater financial flexibility in making further investments in the growth and efficiency of our business,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

Fiscal 2009 Fourth Quarter Results

Total U.S. net sales increased 6.1% to $233.0 million from the fourth quarter of fiscal 2008.  Wholesale domestic net sales, which exclude third party sales from Sealy’s component plants, grew 7.3% to $227.7 million, compared to $212.2 million in the fourth quarter of 2008. New product introductions such as the Company’s new Stearns & Foster line offset a weak retail environment. Unit volume increased 7.9%, while wholesale Average Unit Selling Price (AUSP) decreased 0.6% on a year-over-year basis.

International net sales decreased $7.0 million, or 6.6%, from the fourth quarter of 2008 to $99.1 million. Excluding the effects of currency fluctuation, International net sales declined 8.8% from the fourth quarter of 2008. This decline was primarily due to soft sales in the Company’s Canadian business unit, which experienced a challenging retail environment and reduced promotional activity.

Gross profit was $131.1 million compared to $117.9 million in the fourth quarter of fiscal 2008.  Gross profit margin was 39.5%, an increase of 331 basis points compared to the prior year fourth quarter.  U.S. gross profit margin increased 371 basis points to 41.5%.  This increase in U.S. gross profit margin was driven primarily by lower material costs and continued improvements in manufacturing efficiencies, which were partially offset by unfavorable pricing trends.

Selling, general, and administrative (SG&A) expenses were $113.9 million for the fourth quarter of fiscal 2009, an improvement of $3.1 million versus the comparable period a year earlier. As a percent of sales, SG&A declined to 34.3% from 35.9% in the same prior year period. The reduction in SG&A expenses is primarily due to actions taken by management to reduce the Company’s cost structure.  Volume driven variable expenses declined $4.1 million. Fixed operating costs, exclusive of compensation expense, decreased $10.5 million including a $4.8 million improvement in foreign exchange driven costs and reductions in discretionary and severance related costs. Compensation expense increased by $11.5 million primarily due to increases for incentive-based payments, defined contribution plan payments, and non-cash compensation expense related to new equity grants.

Income from operations for the fourth fiscal quarter increased $43.6 million to $19.6 million compared to the same period in the prior year.  As a percent of sales, income from operations increased to 5.9% from a loss in the same prior year period. This improvement was based on better gross profit margin performance and continued cost improvements.  Prior year results included a non-cash charge of $27.5 million related to the impairment of goodwill at the Company’s European and Puerto Rican reporting units.

Total Adjusted EBITDA was $37.0 million for the fourth quarter of fiscal 2009, or 11.1% of net sales, which represents an increase of 465 basis points on a year-over-year basis.

Fiscal 2009 Full Year Results

Net Sales for the fiscal year ended November 29, 2009 decreased 13.9% to $1,290.1 million from $1,498.0 million for fiscal 2008.  Gross profit was $516.8 million, or 40.1% of net sales, versus $582.0 million, or 38.9% of net sales, for fiscal 2008. Income from operations was $111.1 million or 8.6% of net sales compared to $82.5 million or 5.5% of net sales for fiscal 2008. Net income was $13.5 million, or $0.10 per diluted share, based on a diluted share count of 185.6 million shares.  For fiscal 2008, the Company reported a net loss of $3.8 million, or $0.04 per diluted share, based on a diluted share count of 91.2 million shares.

Total Adjusted EBITDA was $167.7 million, or 13.0% of net sales, compared to $166.9 million, or 11.1% of net sales, for the fiscal year ended November 30, 2008.

During the year, the Company reduced its debt net of cash by $40.8 million.  As of November 29, 2009, the Company’s debt net of cash was $716.0 million, compared to $756.8 million as of November 30, 2008.  This also represents a decrease of $33.6 million compared to the Company’s debt net of cash as of August 30, 2009, and a decrease of $44.9 million compared to $760.9 million as of May 31, 2009. The Net Debt to Adjusted EBITDA ratio excluding the 8.0% Payment In Kind Convertible Notes was 3.20x as of November 29, 2009, as compared to 3.76x as of August 30, 2009, and 4.03x as of May 31, 2009.

“With macro-economic, credit market and retail industry conditions showing signs of recovery, our industry is generating more examples of stabilization in demand and profitability. In this environment, we believe our product innovation and operational improvements have put the Company in a strong strategic position to accelerate gains in profitable market share and drive increasing value for our shareholders,” added Mr. Rogers.

Adjusted EBITDA

Within the information above, Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA and its derivative, Adjusted EBITDA Margin, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s income from operations is provided in the attached schedule.

Conference Call

The Company will hold a conference call today to discuss its fiscal fourth quarter 2009 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-2069, or for international callers, 1-480-629-9713. A replay will be available one hour after the call and can be accessed by dialing 1-800-406-7325, or for international callers, 1-303-590-3030. The passcode for the live call and the replay is 4195263. The replay will be available until January 20, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy is the bedding industry’s largest global manufacturer with sales of $1.3 billion in fiscal 2009. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), including SpringFree(TM), PurEmbrace(TM) and TrueForm(R); Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	November 29,	November 30,
	2009	2008

ASSETS

Current assets:
Cash and equivalents	$131,427	$26,596
Accounts receivable, net of allowances for bad debts, cash discounts and returns	156,850	156,583
Inventories	56,810	64,634
Prepaid expenses and other current assets	21,080	30,969
Deferred income tax assets	20,222	16,775
Total current assets	386,389	295,557
Property, plant and equipment - at cost	446,989	449,308
Less accumulated depreciation	(239,508)	(225,958)
	207,481	223,350
Other assets:
Goodwill	360,583	357,149
Intangible assets, net of accumulated amortization	1,937	4,945
Deferred income tax assets	6,874	3,392
Debt issuance costs, net, and other assets	52,206	29,083
	421,600	394,569
Total assets	$1,015,470	$913,476

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$13,693	$21,243
Accounts payable	88,971	97,084
Accrued incentives and advertising	31,804	34,542
Accrued compensation	43,105	24,797
Accrued interest	15,230	16,432
Other accrued liabilities	36,436	44,363
Total current liabilities	229,239	238,461

Long-term obligations, net of current portion	833,766	762,162
Other liabilities	59,625	71,257
Deferred income tax liabilities	832	584

Common stock and options subject to redemption	—	8,856

Stockholders’ deficit:
Common stock	947	917
Additional paid-in capital	885,064	668,547
Accumulated deficit	(992,950)	(817,597)
Accumulated other comprehensive income	(1,053)	(19,711)
Total shareholders’ deficit	(107,992)	(167,844)
Total liabilties and shareholders’ deficit	$1,015,470	$913,476

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	November 29,	November 30,
	2009	2008

Net sales	$332,060	$325,756
Cost of goods sold	200,926	207,902

Gross profit	131,134	117,854

Selling, general and administrative expenses	113,887	117,030
Goodwill impairment loss	1,188	27,475
Amortization expense	873	842
Restructuring expenses and asset impairment	(192)	219
Royalty income, net of royalty expense	(4,256)	(3,769)

Income (loss) from operations	19,634	(23,943)

Interest expense	22,541	15,340
Loss on rights for convertible notes	—	—
Refinancing and extinguishment of debt and interest rate derivatives	(38)	5,378
Other income, net	(17)	(100)

Loss before income tax benefit	(2,852)	(44,561)
Income tax benefit	(5,426)	(3,141)
Net income (loss)	$2,574	$(41,420)

Earnings per common share—Basic	$0.03	$(0.45)

Earnings per common share—Diluted	$0.02	$(0.45)
Weighted average number of common shares outstanding:
Basic	93,535	91,793
Diluted	278,404	91,793

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Year Ended
	November 29,	November 30,
	2009	2008

Net sales	$1,290,064	$1,498,023
Cost of goods sold	773,279	915,977

Gross profit	516,785	582,046

Selling, general and administrative expenses	416,420	482,566
Goodwill impairment loss	1,188	27,475
Amortization expense	3,308	3,692
Restructuring expenses and asset impairment	1,256	3,126
Royalty income, net of royalty expense	(16,442)	(17,327)

Income from operations	111,055	82,514

Interest expense	79,092	60,464
Loss on rights for convertible notes	4,549	—
Refinancing and extinguishment of debt and interest rate derivatives	17,423	5,378
Gain on sale of subsidiary stock	(1,292)	—
Other income, net	(77)	(397)

Income before income tax expense	11,360	17,069
Income tax provision (benefit)	(2,125)	20,872

Net income	$13,485	$(3,803)

Earnings per common share—Basic	$0.15	$(0.04)

Earnings per common share—Diluted	$0.10	$(0.04)

Weighted average number of common shares outstanding:
Basic	92,258	91,231
Diluted	185,639	91,231

RECONCILIATION OF ADJUSTED EBITDA TO OPERATING INCOME AND ADJUSTED EBITDA MARGIN TO OPERATING MARGIN

NON GAAP MEASURES

	Three Months Ended:				Year Ended:
	November 29,		November 30,		November 29,		November 30,
	2009		2008		2009		2008
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)

Income from operations	$19,634	5.9%	$(23,943)	-7.3%	$111,055	8.6%	$82,514	5.5%
Depreciation and amortization	8,746	2.6%	8,691	2.7%	33,401	2.6%	35,949	2.4%

Adjustments for debt covenants:

Non-cash compensation	5,251	1.6%	845	0.3%	12,638	1.0%	3,375	0.2%
KKR consulting fees	587	0.2%	2,195	0.7%	2,862	0.2%	2,195	0.1%
Severance charges	278	0.1%	2,282	0.7%	2,502	0.2%	6,019	0.4%
Goodwill impairment	1,188	0.4%	27,475	8.4%	1,188	0.1%	27,475	1.8%
Restructuring and impairment related charge	974	0.3%	220	0.1%	3,623	0.3%	3,402	0.2%
Other (a)	297	0.1%	3,331	1.0%	467	0.0%	5,997	0.4%

Adjusted EBITDA	$36,955	11.1%	$21,096	6.5%	$167,736	13.0%	$166,926	11.1%

(a)  Consists of various immaterial adjustments